EXHIBIT 4.33

S`Prepared by:

Dorothea S. Coy

Hunter, Maclean, Exley & Dunn, P.C.

200 E. St. Julian Street

Savannah, Georgia 31401

Recording requested by,

and after recording, return to:

GE Commercial Finance Business Property Corporation

Attn: Middle Market Risk

10900 Northeast Fourth Street, Suite 500

Bellevue, Washington 98004

Loan Number: 6321202-001

FLORIDA DOCUMENTARY STAMPS IN THE AMOUNT OF $44,625.00 AND INTANGIBLE TAXES IN THE AMOUNT OF $25,500.00 ARE BEING PAID IN BROWARD COUNTY, FLORIDA.

THIS MORTGAGE IS TO BE FILED FOR RECORD IN THE REAL ESTATE RECORDS OF THE COUNTY WHERE THE REAL PROPERTY IS LOCATED AND SHALL CONSTITUTE A FIXTURE FILING IN ACCORDANCE WITH THE PROVISIONS OF SECTION 679.402(5) OF THE FLORIDA STATUTES.

MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS,
AND FIXTURE FILING

(13700 NW 2nd Street, Sunrise, Broward County, Florida)

THIS MORTGAGE (herein "Instrument"), made as of December 29, 2005, by the Mortgagor, PARLUX FRAGRANCES, INC., a Delaware corporation, whose address is 3725 SW 30th Avenue, Fort Lauderdale, Florida 33312 (herein "Borrower"), in favor of the Mortgagee, GE COMMERCIAL FINANCE BUSINESS PROPERTY CORPORATION, a Delaware corporation, whose address is Middle Market Risk, 10900 Northeast Fourth Street, Suite 500, Bellevue, Washington 98004 (herein "Mortgagee"),

W I T N E S S E T H :

THAT, WHEREAS, Borrower is justly indebted to Mortgagee in the principal sum of $12,750,000.00, pursuant to a certain Promissory Note of even date herewith, more particularly described below,

NOW, THEREFORE, in consideration of the indebtedness herein recited, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower irrevocably gives, grants, sells, conveys, warrants, assigns, sets over, and mortgages unto Mortgagee all of Borrower's right, title and interest, now owned or hereafter acquired, including any reversion or remainder interest, in the real property located in the City of Sunrise, County of Broward, State of Florida, commonly known as 13700 NW 2nd Street, and more particularly described on Exhibit A attached hereto and incorporated herein including all heretofore or hereafter vacated alleys and streets abutting the property, and all easements, rights, appurtenances, tenements, hereditaments, rents, royalties, mineral, oil and gas rights and profits, water, water rights, and water stock appurtenant to the property (collectively "Premises");

TOGETHER with all of Borrower's estate, right, title and interest, now owned or hereafter acquired, in, under and to:

(a)

all buildings, structures, improvements, parking areas, landscaping, equipment, fixtures and articles of property now or hereafter erected on, attached to, or used or adapted for use in the operation of the Premises; including but without being limited to, all heating, air conditioning (expressly excluding, however, the warehouse de-humidifying system to be installed separately and apart from any heating, ventilating, or air-conditioning system (the dehumidifying system")) and incinerating apparatus and equipment; all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor coverings, underpadding, elevators, escalators, partitions, mantels, built-in mirrors, window shades, blinds, draperies, screens, storm sash, awnings, signs, and shrubbery and plants, and including also all interest of any owner of the Premises in any of such items hereafter at any time acquired under conditional sale contract, chattel mortgage or other title retaining or security instrument, all of which property mentioned in this clause (a) shall be deemed part of the realty covered by this Instrument and not severable wholly or in part without material injury to the freehold of the Premises (all of the foregoing together with replacements and additions thereto are referred to herein as "Improvements"); and

(b)

all compensation, awards, damages, rights of action and proceeds, including interest thereon and/or the proceeds of any policies of insurance therefor, arising out of or relating to (i) a taking or damaging of the Premises or Improvements thereon by reason of any public or private improvement, condemnation proceeding (including change of grade), sale or transfer in lieu of condemnation, or fire, earthquake or other casualty, or (ii) any injury to or decrease in the value of the Premises or the Improvements for any reason whatsoever;

(c)

return premiums or other payments upon any insurance any time provided with respect to the Premises, Improvements, and other collateral described herein for the benefit of or naming Mortgagee, and refunds or rebates of taxes or assessments on the Premises;

(d)

all written and oral leases and rental agreements (including extensions, renewals and subleases; all of the foregoing shall be referred to collectively herein as the "Leases") now or hereafter affecting the Premises including, without limitation, all rents, issues, income, profits and other revenues and income therefrom and from the renting, leasing or bailment of Improvements and equipment (“Rents”), all guaranties of tenants' performance under the Leases, and all rights and claims of any kind that Borrower may have against any tenant under the Leases or in connection with the termination or rejection of the Leases in a bankruptcy or insolvency proceeding;

(e)

plans, specifications, contracts and agreements relating to the design or construction of the Improvements; Borrower's rights under any payment, performance, or other bond in connection with the design or construction of the Improvements; all landscaping and construction materials, supplies, and equipment used or to be used or consumed in connection with construction of the Improvements, whether stored on the Premises or at some other location; and contracts, agreements, and purchase orders with contractors, subcontractors, suppliers, and materialmen incidental to the design or construction of the Improvements;

(f)

all contracts, deposits, deposit accounts, accounts, all rights, claims or causes of action pertaining to or affecting the Premises or the Improvements, including, without limitation, all supporting obligations and any and all proceeds thereof, all options or contracts to acquire other property for use in connection with operation or development of the Premises or Improvements, management contracts, service or supply contracts, permits, licenses, franchises and certificates, and all commitments or agreements, now or hereafter in existence, intended by the obligor thereof to provide Borrower with proceeds to satisfy the loan evidenced hereby or improve the Premises or Improvements, and the right to receive all proceeds due under such commitments or agreements including refundable deposits and fees;

(g)

all books, records, surveys, reports and other documents related to the Premises, the Improvements, the Leases, or other items of collateral described herein; and

(h)

all additions, accessions, replacements, substitutions, proceeds and products of the real and personal property, tangible and intangible, described herein, including but not limited to lease and real-estate proceeds and other amounts relating to the use, disposition, or sale of the collateral described herein which proceeds or other amounts are characterized as general intangibles.

All of the foregoing described collateral is exclusive of the dehumidifying system and any goods, equipment, inventory, furniture, furnishings or trade fixtures owned and supplied by Borrower. The Premises, the Improvements, the Leases and all of the rest of the foregoing property are herein referred to as the "Property."

TO HAVE AND TO HOLD the Property and all parts, rights, members and appurtenances thereof to the use, benefit and behoof of Mortgagee and its successors and assigns in fee simple forever.

TO SECURE TO Mortgagee (a) the repayment of the indebtedness evidenced by Borrower's Promissory Note dated of even date herewith in the principal sum of Twelve Million Seven Hundred Fifty Thousand and no hundredths Dollars ($12,750,000.00), a copy of which is attached hereto as Exhibit B, with interest thereon as set forth therein, and having a maturity date of January 1, 2021, and all renewals, extensions and modifications thereof (herein "Note"); (b) the repayment of any future advances, with interest thereon, made by Mortgagee to Borrower pursuant to Section 28 hereof (herein "Future Advances"); (c) the payment of all other sums, with interest thereon, advanced in accordance herewith to protect the security of this Instrument or to fulfill any of Borrower's obligations hereunder or under the other Loan Documents (as defined below); (d) the performance of the covenants and agreements of Borrower contained herein or in the other Loan Documents; and (e)the repayment of all sums now or hereafter owing to Mortgagee by Borrower pursuant to any instrument which recites that it is secured hereby. The indebtedness and obligations described in clauses (a)-(e) above are collectively referred to herein as the "Indebtedness." The Note, this Instrument, and all other documents evidencing, securing or guaranteeing the Indebtedness (except the Environmental Indemnity Agreement Regarding Hazardous Substances “(“Indemnity”)), as the same may be modified or amended from time to time, are referred to herein as the "Loan Documents." The terms of the Note secured hereby may provide that the interest rate or payment terms or balance due may be indexed, adjusted, renewed, or renegotiated from time to time, and this Instrument shall continue to secure the Note notwithstanding any such indexing, adjustment, renewal or renegotiation.

PROVIDED, ALWAYS, that if Borrower shall pay unto Mortgagee the Indebtedness and if Borrower shall duly, promptly and fully perform, discharge, execute, effect, complete and comply with and abide by each and every of the stipulations, agreements, conditions and covenants of the Note and this Instrument, then this Instrument and all assignments contained herein and liens created hereby shall cease and be null and void; otherwise to remain in full force and effect.

Borrower represents and warrants that Borrower has good, marketable and insurable title to, and has the right to mortgage an indefeasible fee simple estate in, the Premises, Improvements, Rents, and Leases, and the right to convey the other Property, that the Property is unencumbered except as disclosed in writing to and approved by Mortgagee prior to the date hereof, and that Borrower will warrant and forever defend the title to the Property against all claims and demands, subject only to the exceptions set forth in Schedule 1 attached hereto (“Permitted Exceptions”).

Borrower represents, warrants, covenants and agrees for the benefit of Mortgagee as follows:

1.

PAYMENT OF PRINCIPAL AND INTEREST. Borrower shall promptly pay when due the principal of and interest on the Indebtedness, any prepayment and other charges provided in the Loan Documents and all other sums secured by this Instrument.

2.

FUNDS FOR TAXES, INSURANCE AND OTHER CHARGES. Except as is hereinafter provided with respect to the impounding of such payments by Mortgagee following the occurrence of an Event of Default, Mortgagor shall pay or cause to be paid when due, prior to delinquency, all annual real estate taxes, insurance premiums, assessments, water and sewer rates, ground rents and other charges (herein "Impositions") payable with respect to the Property. Upon the occurrence of an Event of Default (hereinafter defined), and at Mortgagee's sole option at any time thereafter, Mortgagor shall pay in addition to each monthly payment on the Note, one-twelfth of the annual Impositions (as estimated by Mortgagee in its sole discretion), to be held by Mortgagee without interest to Mortgagor, for the payment of such Impositions (such payments being referred to herein as "Impounds").

Annually during the term of this Instrument, Mortgagee shall compare the Impounds collected to the Impositions paid or to be paid. If the amount of such Impounds held by Mortgagee at such time shall exceed the amount deemed necessary by Mortgagee to provide for the payment of Impositions as they fall due, if no Event of Default shall have occurred and be continuing, such excess shall be at Borrower's option, either repaid to Borrower or credited to Borrower on the next monthly installment or installments of Impounds due. If at any time the amount of the Impounds held by Mortgagee shall be less than the amount deemed necessary by Mortgagee to pay Impositions as they fall due, Borrower shall pay to Mortgagee any amount necessary to make up the deficiency within thirty (30) days after notice from Mortgagee to Borrower requesting payment thereof. Upon the occurrence of an Event of Default hereunder, Mortgagee may apply, in any amount and in any order as Mortgagee shall determine in Mortgagee's sole discretion, any Impounds held by Mortgagee at the time of application (i) to pay Impositions which are now or will hereafter become due, or (ii) as a credit against sums secured by this Instrument. Upon payment in full of all sums secured by this Instrument, Mortgagee shall refund to Borrower any Impounds then held by Mortgagee. If requested by Mortgagee, Borrower shall promptly furnish to Mortgagee all notices of Impositions which become due, and in the event Borrower shall make payment directly, Borrower shall promptly furnish to Mortgagee receipts evidencing such payments.

3.

APPLICATION OF PAYMENTS. Unless applicable law provides otherwise, each complete installment payment received by Mortgagee from Borrower under the Note or this Instrument shall be applied by Mortgagee first in payment of amounts payable to Mortgagee by Borrower under Section 2 hereof, then to interest payable on the Note, then to principal of the Note, and then to interest and principal on any Future Advances in such order as Mortgagee, at Mortgagee's sole discretion, shall determine. Upon the occurrence of an Event of Default, Mortgagee may apply, in any amount and in any order as Mortgagee shall determine in Mortgagee's sole discretion, any payments received by Mortgagee under the Note or this Instrument. Any partial payment received by Mortgagee shall, at Mortgagee's option, be held in a non-interest bearing account until Mortgagee receives funds sufficient to equal a complete installment payment.

4.

CHARGES, LIENS. Borrower shall promptly discharge or bond off any lien which has, or may have, priority over or equality with, the lien of this Instrument, and Borrower shall pay, when due, the claims of all persons supplying labor or materials to or in connection with the Property. Without Mortgagee's prior written permission, Borrower shall not allow any lien inferior to this Instrument to be perfected against the Property. If any lien inferior to this Instrument is filed against the Property without Mortgagee's prior written permission and without the consent of Borrower, Borrower shall, within thirty (30) days after receiving notice of the filing of such lien, cause such lien to be released of record or bonded off and deliver evidence of such release or bonding to Mortgagee. Borrower may contest any such lien by appropriate proceedings in good faith, timely filed, provided that enforcement of the lien is stayed pending such contest. Mortgagee may require that Borrower post security for payment of such lien.

5.

INSURANCE. Borrower shall obtain and maintain the following types of insurance upon and relating to the Property:

(a)

"Special Form" property and fire insurance (with extended coverage endorsement including malicious mischief and vandalism) in an amount not less than the full replacement value of the Property (with a deductible not to exceed $10,000, except with respect to windstorm coverage, as to which the deductible shall not exceed the lowest deductible offered by companies licensed to do business in Florida and otherwise meeting the requirements of this Section 5), naming Mortgagee under a lender's loss payable endorsement naming Mortgagee as mortgagee and loss payee and including agreed amount and replacement cost endorsements;

(b)

Commercial general liability insurance in an amount not less than $2,000,000 per occurrence and on an occurrence basis, insuring against personal injury, death and property damage and naming Mortgagee as additional insured;

(c)

Business interruption insurance or rent-loss insurance, as applicable, covering loss of rental or other income (including all expenses payable by tenants) for up to four (4) months;

(d)

Flood hazard insurance with respect to the Property in amounts not less than the maximum limit of coverage then available through the Federal Emergency Management Act program of flood insurance with respect to the Property or the amount of the Indebtedness, whichever is less; and

(e)

Such other types of insurance or endorsements to existing insurance as may be required from time to time by Mortgagee in accordance with its standard commercial lending practices.

Upon the request of Mortgagee, Borrower shall increase the coverages under any of the insurance policies required to be maintained hereunder or otherwise modify such policies in accordance with Mortgagee's standard commercial lending practices. All of the insurance policies required hereunder shall be issued by corporate insurers licensed to do business in the state in which the Property is located and having a Best’s Rating-Financial Size Rating of A:VIII or better as determined and published by A.M. Best Company, and shall be in form acceptable to Mortgagee. Certificates of all insurance required to be maintained hereunder shall be delivered to Mortgagee (which may include the requirement of an Acord 28 “Evidence of Property Insurance” form as to property insurance) prior to or contemporaneously with Borrower's execution of this Instrument. All such certificates shall be in form acceptable to Mortgagee and shall require the insurance company to give to Mortgagee at least thirty (30) days' prior written notice before canceling the policy for any reason or materially amending it. Certificates evidencing all renewal and substitute policies of insurance shall be delivered to Mortgagee at least fifteen (15) days before termination of the policies being renewed or substituted. If any loss shall occur at any time when Borrower shall be in default hereunder, Mortgagee shall be entitled to the benefit of all insurance policies held or maintained by Borrower, to the same extent as if same had been made payable to Mortgagee, and upon foreclosure hereunder, Mortgagee shall become the owner thereof. Mortgagee shall have the right, but not the obligation, to make premium payments, at Borrower's expense, to prevent any cancellation, endorsement, alteration or reissuance of any policy of insurance maintained by Borrower, and such payments shall be accepted by the insurer to prevent same.

If any act or occurrence of any kind or nature (including any casualty for which insurance was not obtained or obtainable) shall result in damage to or destruction of the Property (such event being called a "Loss"), Borrower will give prompt written notice thereof to Mortgagee. If no Event of Default has occurred hereunder and is continuing, Mortgagee shall apply all such insurance proceeds to the restoration, replacement and rebuilding of the damaged portion of the Property, and such restoration, replacement and rebuilding shall be accomplished, upon satisfaction of each and all of the following conditions: (i) except as provided in (ii) below, Mortgagee shall be satisfied that by the expenditure of such insurance proceeds the

Property will be fully restored within a reasonable period of time to its value immediately preceding the loss or damage, free and clear of all liens, except the lien of this Instrument, the Permitted Exceptions set forth in Schedule 1 attached hereto, and such other liens as are specifically approved by Mortgagee in writing under this Instrument; (ii) in the event such proceeds shall be insufficient to restore or rebuild the Property, Borrower shall deposit promptly with Mortgagee funds which, together with the insurance proceeds, shall be sufficient in Mortgagee's judgment to restore and rebuild the Property; (iii) Borrower shall make reasonable efforts to obtain a waiver of the right of subrogation from any insurer under such policies of insurance who, at that time, claims that no liability exists as to Borrower or the then owner or the assured under such policies; (iv) the excess of such insurance proceeds above the amount necessary to complete such restoration and compensate Borrower for all other insured losses shall be applied on account of the Indebtedness (first to interest, then to expenses reimbursable to Mortgagee and then to principal amounts falling due under the Note without Prepayment Fee (as defined in the Note)); (v) Mortgagee reviews and approves in writing the plans and specifications for the restoration work and Mortgagee receives written evidence satisfactory to Mortgagee that the same have been approved by all governmental authorities having jurisdiction; (vi) Borrower shall have furnished to Mortgagee, for Mortgagee's approval, a detailed budget and cost breakdown for said restoration work signed by Borrower and describing the nature and type of expenses and amounts thereof estimated by Borrower for said restoration work including, but not limited to, the cost of material and supplies, architect and designer fees, general contractor's fees, and the anticipated monthly disbursement schedule, and Mortgagee shall have given to Borrower written approval of such budget and cost breakdown (if Borrower determines at any time that its actual expenses differ or will differ from its estimated budget, it will so advise Mortgagee promptly); (vii) Borrower has delivered to Mortgagee evidence satisfactory to Mortgagee that all Leases existing at the time of the Loss will remain in full force and effect subject only to abatement of rent in accordance with the terms of the Leases until completion of such repair and restoration; and (viii) in Mortgagee's reasonable judgment, such restoration work can be completed at least six (6) months prior to the maturity of the Note.

In the event any of such conditions are not or cannot be satisfied, then all of the insurance proceeds payable with respect to such Loss will be applied to the payment of the Indebtedness in such order as Mortgagee may elect.

Under no circumstances shall Mortgagee become obligated to take any action to restore the Property; all proceeds released or applied by Mortgagee to the restoration of the Property pursuant to the provisions of this Section 5 shall be released and/or applied to the cost of restoration (including within the term "restoration" any repair, reconstruction or alteration) as such restoration progresses, in amounts which shall equal ninety percent (90%) of the amounts from time to time certified by an architect approved by Mortgagee to have been incurred in such restoration of any and all of the Property (i.e., 90% of the total amount expended by the contractor for the project under a contract approved by Mortgagee and billed by the contractor to Borrower) and performed by a contractor reasonably satisfactory to Mortgagee and who shall furnish such corporate surety bond, if any, as may be reasonably required by Mortgagee in accordance with the plans and specifications therefor approved by Mortgagee and the remaining ten percent (10%) upon completion of such restoration and delivery to Mortgagee of evidence reasonably satisfactory to Mortgagee that no mechanics' lien exists with respect to the work of such restoration; that the restoration work has been completed and fully paid for in accordance with plans and specifications for said work approved by Mortgagee; and that all Leases existing at the time the Loss occurred are in full force and effect with all tenants in possession and paying full Lease rental; and that all governmental approvals required for the completion of said restoration work and occupancy of the Property have been obtained and the same are in form and substance satisfactory to Mortgagee.

If within a reasonable period of time after the occurrence of any Loss, Borrower shall not have submitted to Mortgagee and received Mortgagee's approval of plans and specifications for the repair, restoration or rebuilding of such Loss or shall not have obtained approval of such plans and specifications from all governmental authorities whose approval is required, or if, after such plans and specifications are approved by Mortgagee and by all such governmental authorities, Borrower shall fail to commence promptly such repair, restoration or rebuilding, or if thereafter Borrower fails to carry out diligently such repair, restoration or rebuilding or is delinquent in the payment to mechanics, materialmen or others of the costs incurred in connection with such work, or if any other condition of this Section 5 is not satisfied within a reasonable period of time after the occurrence of any such Loss, then Mortgagee may, in addition to all other rights herein set forth, at Mortgagee's option, (A) declare that an Event of Default has occurred and/or apply all of the insurance proceeds payable with respect to such Loss to the payment of the Indebtedness in such order as Mortgagee may elect, and/or (B) Mortgagee, or any lawfully appointed receiver of the Property may at their respective options, perform or cause to be performed such repair, restoration or rebuilding, and may take such other steps as they deem advisable to carry out such repair, restoration or rebuilding, and may enter upon the Property for any of the foregoing purposes, and Borrower hereby waives, for itself and all others holding under it, any claim against Mortgagee and such receiver (other than a claim based upon the alleged gross negligence or intentional misconduct of Mortgagee or any such receiver) arising out of anything done by them or any of them pursuant to this Section 5 and Mortgagee may in its discretion apply any proceeds held by it to reimburse itself and/or such receiver for all amounts expended or incurred by it in connection with the performance of such work, including attorneys' fees, and any excess costs shall be paid by Borrower to Mortgagee and Borrower's obligation to pay such excess costs shall be secured by the lien of this Instrument and shall bear interest at the Default Rate set forth in the Note, until paid.

Nothing herein, and no authority given to Borrower to repair, rebuild or restore the Property or any portion thereof, shall be deemed to constitute Borrower the agent of Mortgagee for any purpose, or to create, either expressly or by implication, any liens or claims or rights on behalf of laborers, mechanics, materialmen or other lien holders which could in any way be superior to the lien or claim of Mortgagee, or which could be construed as creating any third party rights of any kind or nature to the insurance funds. At reasonable times during the work of restoration, and upon reasonable notice, Mortgagee, either personally or by duly authorized agents, shall have the right to enter upon the Property for inspection of the work. Borrower expressly assumes all risk of loss, including a decrease in the use, enjoyment or value of the Property from any casualty whatsoever, whether or not insurable or insured against.

Borrower waives any and all right to claim or recover against Mortgagee or its officers, employees, agents and representatives, for loss of or damage to Borrower, the Property, Borrower’s property or the property of others under Borrower's control from any cause insured against or required to be insured against under this Section 5.

6.

PRESERVATION AND MAINTENANCE OF PROPERTY. Borrower (a) shall not commit waste or permit impairment or deterioration of the Property, (b) shall not abandon the Property, (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Property to the equivalent of its original condition, or such other condition as Mortgagee may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair, (d) shall keep the Property, including all Improvements thereon, in good repair and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good repair, (e) shall comply with all laws, ordinances, regulations and requirements of any governmental body applicable to the Property, (f) if all or part of the Property is for rent or lease, then Mortgagee, at its option after the occurrence of an Event of Default, may require Borrower to provide for professional management of the Property by a property manager satisfactory to Mortgagee pursuant to a contract approved by Mortgagee in writing, unless such requirement shall be waived by Mortgagee in writing, and (g) shall give notice in writing to Mortgagee of and, unless otherwise directed in writing by Mortgagee, appear in and defend any action or proceeding purporting to affect the Property, the security of this Instrument or the rights or powers of Mortgagee hereunder. Neither Borrower nor any tenant or other person, without the written approval of Mortgagee, shall remove, demolish or alter any Improvement now existing or hereafter erected on the Premises or any Property, except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.

Borrower represents, warrants and covenants that the Property is and shall be in substantial compliance with the Americans with Disabilities Act of 1990 and all of the regulations promulgated thereunder, as the same may be amended from time to time.

7.

USE OF PROPERTY. Unless required by applicable law or unless Mortgagee has otherwise agreed in writing, Borrower shall not allow changes in the use for which all or any part of the Property was intended at the time this Instrument was executed. Borrower shall not, without Mortgagee's prior written consent, (i) initiate or acquiesce in a change in the zoning classification (including any variance under any existing zoning ordinance applicable to the Property), except to initiate a "plat note amendment process" prefatory to expansion of the Improvements, it being understood that Mortgagee's consent to any such expansion would be required, (ii) permit the use of the Property to become a non-conforming use under applicable zoning ordinances, (iii) file any subdivision or parcel map affecting the Property, or (iv) amend, modify or consent to any easement or covenants, conditions and restrictions pertaining to the Property.

8.

PROTECTION OF MORTGAGEE'S SECURITY. If an Event of Default shall have occurred and be continuing, or if any action or proceeding is commenced which affects the Property or title thereto or the interest of Mortgagee therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then Mortgagee at Mortgagee's option may make such appearances, disburse such sums and take such action as Mortgagee deems necessary, in its sole discretion, to protect Mortgagee's interest, including, but not limited to, (i) disbursement of attorneys' fees, (ii) entry upon the Property to make repairs, and (iii) procurement of satisfactory insurance as provided in Section 5 hereof.

Any amounts disbursed by Mortgagee pursuant to this Section 8, with interest thereon, shall become additional Indebtedness of Borrower secured by this Instrument. Unless Borrower and Mortgagee agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the Default Rate (as defined in the Note). Borrower hereby covenants and agrees that Mortgagee shall be subrogated to the lien of any mortgage or other lien discharged, in whole or in part, by the Indebtedness. Nothing contained in this Section 8 shall require Mortgagee to incur any expense or take any action hereunder.

9.

INSPECTION. Mortgagee may make or cause to be made reasonable entries upon the Property to inspect the interior and exterior thereof. Except in case of emergency, such inspection shall be with reasonable prior notice and shall in any case be with due regard to rights of tenants.

10.

FINANCIAL DATA. Borrower will furnish to Mortgagee, and will cause any guarantor of the Indebtedness to furnish to Mortgagee on request, within ninety (90) days after the close of its fiscal year (i) annual balance sheet and profit and loss statements prepared in accordance with generally accepted accounting principles and practices consistently applied and, if Mortgagee so requires, accompanied by the annual audit report of an independent certified public accountant reasonably acceptable to Mortgagee, (ii) an annual operating statement, together with a complete rent roll and other supporting data reflecting all material information with respect to the operation of the Property and Improvements, and (iii) all other financial information and reports that Mortgagee may from time to time reasonably request, including, if Mortgagee so requires, income tax returns of Borrower and any guarantor of any portion of the Indebtedness, and financial statements of any tenants designated by Mortgagee.

11.

CONDEMNATION. If the Property, or any part thereof, shall be condemned for any reason, including without limitation fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, (such event being called a "Taking") and if an Event of Default has not occurred hereunder and is not continuing, Mortgagee shall apply all such proceeds to the restoration, replacement and rebuilding of the Property, and such restoration, replacement and rebuilding shall be accomplished, upon satisfaction of each and all of the following conditions: (i) except as provided in (ii) below, Mortgagee shall be satisfied that by the expenditure of such proceeds the Property will be fully restored within a reasonable period of time to its value immediately preceding the Taking, free and clear of all liens, except the lien of this Instrument, the Permitted Exceptions set forth in Schedule 1 attached hereto, and such other liens as are specifically approved by Mortgagee in writing under this Instrument; (ii) in the event such proceeds shall be insufficient to restore or rebuild the Property, Borrower shall deposit promptly with Mortgagee funds which, together with the proceeds, shall be sufficient in Mortgagee's judgment to restore and rebuild the Property; (iii) the excess of such proceeds above the amount necessary to complete such restoration and compensate Borrower for all other losses shall be applied on account of the Indebtedness (first to interest, then to expenses reimbursable to Mortgagee and then to principal amounts falling due under the Note without Prepayment Fee); (iv) Mortgagee reviews and approves in writing the plans and specifications for the restoration work and Mortgagee receives written evidence satisfactory to Mortgagee that the same have been approved by all governmental authorities having jurisdiction; (v) Borrower shall have furnished to Mortgagee, for Mortgagee's approval, a detailed budget and cost breakdown for said restoration work signed by Borrower and describing the nature and type of expenses and amounts thereof estimated by Borrower for said restoration work including, but not limited to, the cost of material and supplies, architect and designer fees, general contractor's fees, and the anticipated monthly disbursement schedule, and Mortgagee shall have given to Borrower written approval of such budget and cost breakdown (if Borrower determines at any time that its actual expenses differ or will differ from its estimated budget, it will so advise Mortgagee promptly); (vi) Borrower has delivered to Mortgagee evidence satisfactory to Mortgagee that all Leases existing at the time of the Taking will remain in full force and effect subject only to abatement of rent in accordance with the terms of the Leases until completion of such repair and restoration; and (vii) in Mortgagee's reasonable judgment, such restoration work can be completed at least six (6) months prior to the maturity of the Note.

In the event any of such conditions are not or cannot be satisfied, then all of the proceeds payable with respect to such Taking will be applied to the payment of the Indebtedness in such order as Mortgagee may elect.

Under no circumstances shall Mortgagee become obligated to take any action to restore the Property; all proceeds released or applied by Mortgagee to the restoration of the Property pursuant to the provisions of this Section 11 shall be released and/or applied on the cost of restoration (including within the term "restoration" any repair, reconstruction or alteration) as such restoration progresses, in amounts which shall equal ninety percent (90%) of the amounts from time to time certified by an architect approved by Mortgagee to have been incurred in such restoration of any and all of the Property (i.e., 90% of the total amount expended by the contractor for the project under a contract approved by Mortgagee and billed by the contractor to Borrower) and performed by a contractor reasonably satisfactory to Mortgagee and who shall furnish such corporate surety bond, if any, as may be reasonably required by Mortgagee in accordance with the plans and specifications therefor approved by Mortgagee and the remaining ten percent (10%) upon completion of such restoration and delivery to Mortgagee of evidence reasonably satisfactory to Mortgagee that no mechanics' lien exists with respect to the work of such restoration; that the restoration work has been completed and fully paid for in accordance with plans and specifications for said work approved by Mortgagee; and that all Leases existing at the time the Taking occurred are in full force and effect with all tenants in possession and paying full Lease rental; and that all governmental approvals required for the completion of said restoration work and occupancy of the Property have been obtained and the same are in form and substance satisfactory to Mortgagee.

If within a reasonable period of time after the occurrence of any Taking, Borrower shall not have submitted to Mortgagee and received Mortgagee's approval of plans and specifications for the repair, restoration or rebuilding of the Property or shall not have obtained approval of such plans and specifications from all governmental authorities whose approval is required, or if, after such plans and specifications are approved by Mortgagee and by all such governmental authorities, Borrower shall fail to commence promptly such repair, restoration or rebuilding, or if thereafter Borrower fails to carry out diligently such repair, restoration or rebuilding or is delinquent in the payment to mechanics, materialmen or others of the costs incurred in connection with such work, or if any other condition of this Section 11 is not satisfied within a reasonable period of time after the occurrence of any such Taking, then Mortgagee may, in addition to all other rights herein set forth, at Mortgagee's option, (A) declare that an Event of Default has occurred and/or apply all of the proceeds of the Taking to the payment of the Indebtedness in such order as Mortgagee may elect, and/or (B) Mortgagee, or any lawfully appointed receiver of the Property may at their respective options, perform or cause to be performed such repair, restoration or rebuilding, and may take such other steps as they deem advisable to carry out such repair, restoration or rebuilding, and may enter upon the Property for any of the foregoing purposes, and Borrower hereby waives, for itself and all others holding under it, any claim against Mortgagee and such receiver (other than a claim based upon the alleged gross negligence or intentional misconduct of Mortgagee or any such receiver) arising out of anything done by them or any of them pursuant to this Section 11 and Mortgagee may in its discretion apply any proceeds held by it to reimburse itself and/or such receiver for all amounts expended or incurred by it in connection with the performance of such work, including attorneys' fees, and any excess costs shall be paid by Borrower to Mortgagee and Borrower's obligation to pay such excess costs shall be secured by the lien of this Instrument and shall bear interest at the Default Rate set forth in the Note, until paid.

Nothing herein, and no authority given to Borrower to repair, rebuild or restore the Property or any portion thereof, shall be deemed to constitute Borrower the agent of Mortgagee for any purpose, or to create, either expressly or by implication, any liens or claims or rights on behalf of laborers, mechanics, materialmen or other lien holders which could in any way be superior to the lien or claim of Mortgagee, or which could be construed as creating any third party rights of any kind or nature to the proceeds. At reasonable times during the work of restoration, and upon reasonable notice, Mortgagee, either personally or by duly authorized agents, shall have the right to enter upon the Property for inspection of the work. Borrower expressly assumes all risk of loss, including a decrease in the use, enjoyment or value of the Property from any casualty whatsoever, whether or not insurable or insured against.

12.

BORROWER AND LIEN NOT RELEASED. From time to time, Mortgagee may, at Mortgagee's option, without giving notice to or obtaining the consent of Borrower, Borrower's successors or assigns or of any junior lienholder or guarantors, without liability on Mortgagee's part and notwithstanding the occurrence of an Event of Default, extend the time for payment of the Indebtedness or any part thereof, reduce the payments thereon, release anyone liable on any of the Indebtedness (including but not limited to any guarantor), accept an extension or modification or renewal note or notes therefor, modify the terms and time of payment of the Indebtedness, enter into a loan modification agreement with Borrower, release from the lien of this Instrument any part of the Property, accept or release other or additional security, reconvey any part of the Property, consent to any map or plan of the Property, consent to the granting of any easement, join in any extension or subordination agreement, and agree in writing with Borrower to modify the rate of interest or period of amortization of the Note or change the amount of the monthly installments payable thereunder. Any actions taken by Mortgagee pursuant to the terms of this Section 12 shall not affect the obligation of Borrower or Borrower's successors or assigns to pay the sums secured by this Instrument and to observe the covenants of Borrower contained herein, shall not affect the guaranty of any person, corporation, partnership or other entity for payment of the Indebtedness, and shall not affect the lien or priority of the lien hereof on the Property. Borrower shall pay Mortgagee a service charge (based on Mortgagee's then-current fee schedule for each matters), together with such title insurance premiums and attorneys' fees as may be incurred at Mortgagee's option, for any such action if taken at Borrower's request or for other servicing requests, including but not limited to name changes, prepayments of the Indebtedness, and loan pay off statement requests. Such service charge is exclusive of any legal fees which may be incurred by Mortgagee in connection with Borrower's request.

13.

FORBEARANCE BY MORTGAGEE NOT A WAIVER. Any forbearance by Mortgagee in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any other right or remedy. The acceptance by Mortgagee of payment of any sum secured by this Instrument after the due date of such payment shall not be a waiver of Mortgagee's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Mortgagee shall not be a waiver of Mortgagee's right to accelerate the maturity of the Indebtedness secured by this Instrument, nor shall Mortgagee's receipt of any awards, proceeds or damages under Sections 5 and 11 hereof operate to cure or waive Borrower's default in payment of sums secured by this Instrument.

14.

UNIFORM COMMERCIAL CODE SECURITY AGREEMENT. This Instrument is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Property which, under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code, and Borrower hereby grants and conveys to Mortgagee a first and prior security interest in all of the Property that constitutes personal property (“Collateral”, for purposes of this Section 14), whether now owned or hereafter acquired. Borrower agrees that Mortgagee may file this Instrument, or a reproduction thereof, in the real estate records or other appropriate index, as a financing statement for any of the items specified above as part of the Collateral. Any reproduction of this Instrument or of any other security agreement or financing statement shall be sufficient as a financing statement. In addition, Mortgagee may submit for filing any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Instrument in such form as Mortgagee may deem appropriate to perfect a security interest with respect to the foregoing items. Borrower shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all costs and expenses of any record searches for financing statements Mortgagee may require.

Borrower expressly warrants and covenants:

(a)

Except for the security interest granted hereby, Borrower is the owner of the Collateral free from any lien, security interest or encumbrance. Borrower understands that any further encumbrance of the Collateral is prohibited. Borrower shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein. (The de-humidifying system is not a part of the Collateral and is or will be seperately financed.)

(b)

The Collateral is used or bought primarily for use in the business of Borrower and not for consumer purposes.

(c)

Borrower's business address is as stated above. The Collateral is located at or on or is used or owned for or in connection with the Premises and other Property.

(d)

Borrower shall promptly notify Mortgagee of any change in the location of the Collateral or any change in Borrower's principal place of business.

(e)

Borrower shall pay when due, prior to delinquency, all taxes and assessments of every nature which may be levied or assessed against the Collateral.

(f)

Except for liens in favor of Mortgagee and the Permitted Exceptions, without Mortgagee’s prior written consent, Borrower shall not permit or allow any lien, security interest or encumbrance whatsoever upon the Collateral and shall not permit the Collateral to be attached or replevied. Mortgagee’s consent to a junior lien by an entity owned by, or under common control with, Mortgagee shall not be unreasonably withheld.

(g)

The Collateral is in good condition and Borrower shall keep the Collateral in good condition (reasonable wear and tear excepted) and from time to time, forthwith, replace and repair all such parts of the Collateral as may be broken, worn out, or damaged without allowing any lien to be created upon the Collateral on account of such replacement or repairs. Mortgagee may examine and inspect the Collateral at any time, wherever located, subject to reasonable prior notice.

(h)

Borrower will not use the Collateral in violation of any applicable statutes, regulations or ordinances.

(i)

Notwithstanding anything else contained herein to the contrary, if any personal property for use on the Property will be leased to Borrower, Mortgagee's interest therein shall be subordinate to lessor's interest therein.

Until the occurrence of an Event of Default, Borrower may have possession of the Collateral and use it in any lawful manner, and upon the occurrence of an Event of Default Mortgagee shall have the immediate right to the possession of the Collateral.

Upon the occurrence of an Event of Default, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code, and Mortgagee may also invoke the remedies provided in Section 26 of this Instrument as to such items. In exercising any of said remedies Mortgagee may proceed against the items of real property and any items of Collateral specified above separately or together and in any order whatsoever, without in any way affecting the availability of Mortgagee's remedies under the Uniform Commercial Code or of the remedies provided in Section 26 of this Instrument. Within ten (10) days following any request therefor by Mortgagee, Borrower shall prepare and deliver to Mortgagee a written inventory specifically listing all of the Collateral covered by the security interest herein granted, which inventory shall be certified by Borrower as being true, correct, and complete.

Addresses and Other Information for Fixture Filing. The following information is provided in order that this Instrument shall comply with the requirements of the Uniform Commercial Code, as enacted in the State of Florida, for instruments to be filed as financing statements and with other requirements of applicable law:

(a) Name & Address of Borrower (Debtor):	PARLUX FRAGRANCES, INC. 3725 SW 30th Avenue Fort Lauderdale, Florida 33312
Type of Organization:	CORPORATION
(b) Name of Mortgagee (Secured Party)	GE COMMERCIAL FINANCE BUSINESS PROPERTY CORPORATION
Address of Mortgagee:	10900 Northeast Fourth Street, Suite 500 Bellevue, Washington 98004 Attention: Middle Market Risk
(c) Record Owner of Real Estate Described on Exhibit A hereto	BORROWER
(d) Jurisdiction of Organization	DELAWARE
(e) Organizational ID No.:	2040418
(f) Tax ID.:	22-2562955

15.

LEASES OF THE PROPERTY. Borrower shall comply with and observe Borrower's obligations as landlord under all Leases of the Property or any part thereof. All Leases now or hereafter entered into will be in form and substance subject to the approval of Mortgagee. Borrower shall pay all attorneys’ fees incurred by Mortgagee in reviewing any Lease or proposed Lease. All Leases of the Property shall specifically provide that such Leases are subordinate to this Instrument; that the tenant attorns to Mortgagee, such attornment to be effective upon Mortgagee's acquisition of title to the Property; that the tenant agrees to execute such further evidences of attornment as Mortgagee may from time to time request; that the attornment of the tenant shall not be terminated by foreclosure; and that Mortgagee may, at Mortgagee's option, accept or reject such attornments (except as to third-party credit tenants unrelated to Borrower, as to which Mortgagee shall grant a non-disturbance provision). Borrower shall not, without Mortgagee's written consent, request or consent to the subordination of any Lease of all or any part of the Property to any lien subordinate to this Instrument. If Borrower becomes aware that any tenant proposes to do, or is doing, any act or thing which may give rise to any right of set-off against rent, Borrower shall (i) take such steps as shall be reasonably calculated to prevent the accrual of any right to a set-off against rent, (ii) immediately notify Mortgagee thereof in writing and of the amount of said set-offs, and (iii) within ten (10) days after such accrual, reimburse the tenant who shall have acquired such right to set-off or take such other steps as shall effectively discharge such setoff and as shall assure that Rents thereafter due shall continue to be payable without set-off or deduction. Upon Mortgagee's receipt of notice of the occurrence of any default or violation by Borrower of any of its obligations under the Leases beyond applicable periods for notice and cure, Mortgagee shall have the immediate right, but not the duty or obligation, without prior written notice to Borrower or to any third party (but with due regard for rights of tenants under Leases), to enter upon the Property and to take such actions as Mortgagee may deem necessary to cure the default or violation by Borrower under the Leases. The costs incurred by Mortgagee in taking any such actions pursuant to this paragraph shall become part of the Indebtedness, shall bear interest at the rate provided in the Note, and shall be payable by Borrower to Mortgagee on demand. Mortgagee shall have no liability to Borrower or to any third party for any actions taken by Mortgagee or not taken pursuant to this paragraph.

16.

REMEDIES CUMULATIVE. Each remedy provided in this Instrument is distinct and cumulative to all other rights or remedies under this Instrument or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

17.

TRANSFERS OF THE PROPERTY OR BENEFICIAL INTERESTS IN BORROWER; SUBORDINATE FINANCING PROHIBITED; ASSUMPTION. Mortgagee may, at its option, declare all sums secured by this Instrument to be immediately due and payable, and Mortgagee may invoke any remedies permitted by Section 26 of this Instrument, if title to the Property is changed without the prior written consent of Mortgagee, which consent shall be at Mortgagee's sole discretion. Any transfer of any interest in the Property or in the income therefrom, by sale, lease (except for Leases to tenants in the ordinary course of managing income property which are approved by Mortgagee pursuant to Section 15 of this Instrument), contract, mortgage, deed of trust, further encumbrance or otherwise (including any such transfers as security for additional financing of the Property), and any change in the ownership interests in Borrower (including any transfer, pledge, assignment, or hypothecation of, or other change in the ownership interests of any legal entities which comprise or control Borrower), shall be considered a change of title, except transfers and changes in ownership by devise or descent. Leasehold deeds of trust and collateral assignments of any Lease of the Property given by tenants of the Property are prohibited without the prior written consent of Mortgagee, which consent may be withheld in Mortgagee's sole discretion. Notwithstanding the foregoing, additional but subordinate deeds of trust may be granted to Mortgagee and, subject to the prior written consent of Mortgagee, which consent may be withheld in Mortgagee's sole discretion, may be granted to entities owned by or under common control with Mortgagee. Notwithstanding the foregoing, so long as Borrower is a publicly reporting company whose shares are traded on a generally recognized United States Stock exchange or over-the-counter-market, the restrictions set forth in this Section 17 concerning transfers of interests in Borrower shall not apply

Mortgagee shall have the right to condition its consent to any proposed sale or transfer described in this Section 17 upon, among other things, Mortgagee's approval of the transferee's creditworthiness and management ability, and the transferee's execution, prior to the sale or transfer, of a written assumption agreement containing such terms as Mortgagee may require, including, if required by Mortgagee, the imposition of an assumption fee of one percent (1%) of the then outstanding balance of the Indebtedness. Consent by Mortgagee to one transfer of the Property shall not constitute consent to subsequent transfers or waiver of the provisions of this Section 17. No transfer by Borrower shall relieve Borrower of liability for payment of the Indebtedness, unless Mortgagee shall otherwise agree in writing at the time of such transfer. Borrower shall pay any recording tax, recording cost, title insurance premium, attorneys' fees, or other third-party expenses incurred by Mortgagee in connection with any transfer, whether or not consent is required.

The transfer to and assumption by an approved transferee of the Borrower's obligations under the Loan shall not constitute a "prepayment" of the Loan requiring payment of a "Prepayment Fee" (as defined in the Note).

18.

NOTICE. Except for any notice required under applicable law to be given in another manner, any and all notices, elections, demands, or requests permitted or required to be made under this Instrument or under the Note shall be in writing, signed by the party giving such notice, election, demand or request, and shall be delivered personally, or sent by registered, certified, or Express United States mail, postage prepaid, or by Federal Express or similar nationally recognized delivery service requiring a receipt, to the other party at the address stated above, or to such other party and at such other address within the United States of America as any party may designate in writing as provided herein. The date of receipt of such notice, election, demand or request shall be the earliest of (i) the date of actual receipt, (ii) three (3) business days after the date of mailing by registered or certified mail, (iii) one (1) business day after the date of sending via overnight delivery by Express Mail, Federal Express, or another similar service requiring a receipt, or (iv) the date of personal delivery (or refusal by or on behalf of the addressee upon presentation for delivery of a properly addressed notice).

19.

SUCCESSORS AND ASSIGNS BOUND; JOINT AND SEVERAL LIABILITY; AGENTS; CAPTIONS. The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective heirs, successors and assigns of Mortgagee and Borrower, subject to the provisions of Section 17 hereof. If Borrower is comprised of more than one person or entity, whether as individuals, partners, partnerships, limited liability companies, or corporations, each such person or entity shall be jointly and severally liable for Borrower's obligations hereunder. In exercising any rights hereunder or taking any actions provided for herein, Mortgagee may act through its employees, agents or independent contractors as authorized by Mortgagee. The captions and headings of the sections of this Instrument are for convenience only and are not to be used to interpret or define the provisions hereof.

20.

WAIVER OF STATUTE OF LIMITATIONS. Borrower hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Instrument or to any action brought to enforce the Note or any other obligation secured by this Instrument.

21.

WAIVER OF MARSHALLING. Notwithstanding the existence of any other security interests in the Property held by Mortgagee or by any other party, Mortgagee shall have the right to determine the order in which any or all of the Property shall be subjected to the remedies provided herein. Mortgagee shall have the right to determine the order in which any or all portions of the Indebtedness secured hereby are satisfied from the proceeds realized upon the exercise of the remedies provided herein. Borrower, any party who consents to this Instrument and any party who now or hereafter acquires a security interest in the Property and who has actual or constructive notice hereof hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

22.

HAZARDOUS WASTE. Mortgagee has obtained, and Borrower has reviewed, a Phase I Environmental Site Assessment dated October 6, 2005, prepared by Clayton Group Services, Inc. (the "Report"). Except as disclosed to Mortgagee in the Report, Borrower has received no notification of any kind suggesting that the Property or any adjacent property is or may be contaminated with any hazardous waste or materials or is or may be required to be cleaned up in accordance with any applicable law or regulation; and Borrower further represents and warrants that, except as previously disclosed to Mortgagee in writing, to the best of its knowledge as of the date hereof, there are no hazardous waste or materials located in, on or under the Property or any adjacent property, or incorporated in any Improvements, nor has the Property or any adjacent property ever been used as a landfill or a waste disposal site, or a manufacturing, handling, storage, distribution or disposal facility for hazardous waste or materials, except for reasonable quantities of ordinary office supplies, cleaning supplies, insecticides, pesticides, and paint used in the normal operation and maintenance of the Real Property, provided that the same are used, stored, handled, and disposed of in accordance with applicable laws (“Permitted Substances”). As used herein, the term "hazardous waste or materials"

includes any substance or material defined in or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar term, by any federal, state or local statute, regulation or ordinance now or hereafter in effect. Borrower shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, treatment, disposal, storage, control, removal or cleanup of hazardous waste or materials in, on or under the Property or any adjacent property, or incorporated in any Improvements, at Borrower's expense. In the event that Mortgagee at any time has reason to believe that the Property is not free of all hazardous waste or materials other than Permitted Substances or that Borrower has violated any applicable environmental law with respect to the Property, then immediately upon request by Mortgagee, Borrower shall promptly order, diligently pursue obtaining and furnish to Mortgagee, at Borrower's sole cost and expense, an environmental audit and inspection of the Property from an expert satisfactory to Mortgagee. In the event that Borrower fails to immediately obtain such audit or inspection, Mortgagee or its agents may perform or obtain such audit or inspection at Borrower's sole cost and expense. Mortgagee may, but is not obligated to, enter upon the Property and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Property; and whether or not Borrower has actual knowledge of the existence of hazardous waste or materials on the Property or any adjacent property as of the date hereof, Borrower shall reimburse Mortgagee as provided in Section 23 below for the full amount of all costs and expenses incurred by Mortgagee prior to Mortgagee acquiring title to the Property through foreclosure or acceptance of a deed in lieu of foreclosure, in connection with such compliance activities. Neither this provision nor any of the other Loan Documents shall operate to put Mortgagee in the position of an owner of the Property prior to any acquisition of the Property by Mortgagee. The rights granted to Mortgagee herein and in the other Loan Documents are granted solely for the protection of Mortgagee's lien and security interest covering the Property, and do not grant to Mortgagee the right to control Borrower's actions, decisions or policies regarding hazardous waste or materials.

23.

ADVANCES, COSTS AND EXPENSES. Borrower shall pay within ten (10) days after written demand from Mortgagee all sums advanced by Mortgagee and all costs and expenses incurred by Mortgagee in taking any actions pursuant to the Loan Documents including attorneys' fees and disbursements, accountants' fees, appraisal and inspection fees and the costs for title reports and guaranties, together with interest thereon at the rate applicable under the Note after an Event of Default from the date such costs were advanced or incurred. All such costs and expenses incurred by Mortgagee, and advances made, shall constitute advances under this Instrument to protect the Property and shall be secured by and have the same priority as the lien of this Instrument. If Borrower fails to pay any such advances, costs and expenses and interest thereon, Mortgagee may apply any undisbursed loan proceeds to pay the same, and, without foreclosing the lien of this Instrument, may at its option commence an independent action against Borrower for the recovery of the costs, expenses and/or advances, with interest, together with costs of suit, costs of title reports and guaranty of title, disbursements of counsel and reasonable attorneys' fees incurred therein or in any appeal therefrom. If any check delivered by or on behalf of Borrower in payment of any monthly installment due on the Indebtedness or any other payment due hereunder shall be returned on account of insufficient funds, or if Mortgagee is unable to debit Borrower's account for such payment in accordance with previously agreed automated funds withdrawal mechanism, Borrower shall pay a service charge in accordance with Mortgagee's current fee schedule.

24.

ASSIGNMENT OF LEASES AND RENTS. Borrower, for good and valuable consideration, the receipt of which is hereby acknowledged, to secure the Indebtedness, does hereby absolutely and unconditionally grant, bargain, sell, transfer, assign, convey, set over and deliver unto Mortgagee all right, title and interest of Borrower in, to and under the Leases of the Property, whether now in existence or hereafter entered into, and all guaranties, amendments, extensions and renewals of said Leases and any of them, and all Rents which may now or hereafter be or become due or owing under the Leases, and any of them, or on account of the use of the Property.

Borrower represents, warrants, covenants and agrees with Mortgagee as follows:

(a)

The sole ownership of the entire lessor's interest in the Leases is vested in Borrower, and Borrower has not, and shall not, perform any acts or execute any other instruments which might prevent Mortgagee from fully exercising its rights with respect to the Leases under any of the terms, covenants and conditions of this Instrument.

(b)

The Leases are and shall be valid and enforceable in accordance with their terms and have not been and shall not be altered, modified, amended, terminated, canceled, renewed or surrendered except as approved in writing by Mortgagee, which approval shall not be unreasonably withheld, subject to Mortgagee’s then-current underwriting criteria for similar properties and transactions. The terms and conditions of the Leases have not been and shall not be waived in any manner whatsoever except as approved in writing by Mortgagee, which approval shall not be unreasonably withheld or delayed, subject to Mortgagee’s then-current underwriting criteria for similar properties and transactions.

(c)

Borrower shall not decrease the term or the amount of rent payable under any Lease without prior written notice to Mortgagee and Mortgagee's consent.

(d)

There are no defaults now existing under any of the Leases and, to the best of Borrower’s knowledge, there exists no state of facts which, with the giving of notice or lapse of time or both, would constitute a default under any of the Leases.

(e)

Borrower shall give prompt written notice to Mortgagee of any notice received by Borrower claiming that a default has occurred under any of the Leases on the part of Borrower, together with a complete copy of any such notice.

(f)

Each of the Leases shall remain in full force and effect irrespective of any merger of the interest of lessor and any lessee under any of the Leases.

(g)

Borrower will not permit any Lease to become subordinate to any lien other than the lien of this Instrument.

(h)

Borrower shall not permit the assignment of the lessee's interest under any Lease without Mortgagee's prior written consent, which consent shall not be unreasonably withheld, subject to Mortgagee's then-current underwriting criteria for similar properties and transactions.

The assignment made hereunder is an absolute, present assignment from Borrower to Mortgagee, effective immediately, and is not merely an assignment for security purposes but is irrevocable by Borrower so long as the Indebtedness remains outstanding. Notwithstanding the foregoing, until a notice is sent to the Borrower in writing that an Event of Default (as defined below) has occurred under the terms and conditions of the Note or any instrument constituting security for the Note (which notice is hereafter called a "Notice"), Borrower is granted a license to receive, collect and enjoy the Rents accruing from the Property.

If an Event of Default shall occur, Mortgagee may, at its option, after service of a Notice, receive and collect all such Rents as they become due, from the Property. Mortgagee shall thereafter continue to receive and collect all such Rents, until Mortgagee shall otherwise agree in writing. All sums received by Borrower after service of such Notice shall be deemed received in trust and shall be immediately turned over to Mortgagee.

Borrower hereby irrevocably appoints Mortgagee its true and lawful attorney-in-fact with power of substitution and with full power for Mortgagee in its own name and capacity or in the name and capacity of Borrower, from and after service of Notice, to demand, collect, receive and give complete acquittances for any and all Rents accruing from the Property, either in its own name or in the name of

Borrower or otherwise, which Mortgagee may deem necessary or desirable in order to collect and enforce the payment of the Rents and to demand, collect, receive, endorse, and deposit all checks, drafts, money orders or notes given in payment of such Rents. Such appointment is coupled with an interest and is irrevocable. Mortgagee shall not be liable for or prejudiced by any loss of any note, checks, drafts, etc., unless such loss shall have been found by a court of competent jurisdiction to have been due to the gross negligence or willful misconduct of Mortgagee.

Mortgagee shall apply the Rents received from Borrower’s lessees, to accrued interest and principal under the Note. If no Event of Default remains uncured, amounts received in excess of the aggregate monthly payment due under the Note shall be remitted to Borrower in a timely manner. Nothing contained herein shall be construed to constitute Mortgagee as a mortgagee-in-possession in absence of its physically taking possession of the Property.

Borrower also hereby irrevocably appoints Mortgagee from and after service of notice as its true and lawful attorney-in-fact to appear in any state or federal bankruptcy, insolvency, or reorganization proceeding in any state or federal court involving any of the tenants of the Leases. Lessees of the Property are hereby expressly authorized and directed, from and after service of a Notice to pay any and all amounts due Borrower pursuant to the Leases to Mortgagee or such nominee as Mortgagee may designate in writing delivered to and received by such lessees who are expressly relieved of any and all duty, liability or obligation to Borrower in respect of all payments so made.

If an Event of Default shall occur, Mortgagee is hereby vested with full power from and after service of a Notice to use all measures, legal and equitable, deemed by it necessary or proper to enforce the assignment granted hereunder and to collect the Rents assigned hereunder, including the right of Mortgagee or its designee, to enter upon the Property, or any part thereof, and take possession of all or any part of the Property together with all personal property, fixtures, documents, books, records, papers and accounts of Borrower relating thereto, and may exclude the Borrower, its agents and servants, wholly therefrom. Borrower hereby grants full power and authority to Mortgagee to exercise all rights, privileges and powers herein granted at any and all times after service of a Notice, with full power to use and apply all of the Rents and other income herein assigned to the payment of the costs of managing and operating the Property and of any indebtedness or liability of Borrower to Mortgagee, including but not limited to the payment of taxes, special assessments, insurance premiums, damage claims, the costs of maintaining, repairing, rebuilding and restoring the Improvements on the Premises or of making the same rentable, reasonable attorneys' fees incurred in connection with the enforcement of the assignment granted hereunder, and of principal and interest payments due from Borrower to Mortgagee on the Note and this Instrument, all in such order as Mortgagee may determine. Mortgagee shall be under no obligation to exercise or prosecute any of the rights or claims assigned to it hereunder or to perform or carry out any of the obligations of the lessor under any of the Leases and does not assume any of the liabilities in connection with or arising or growing out of the covenants and agreements of Borrower in the Leases. It is further understood that the assignment granted hereunder shall not operate to place responsibility for the control, care, management or repair of the Property, or parts thereof, upon Mortgagee, nor shall it operate to make Mortgagee liable for the performance of any of the terms and conditions of any of the Leases, or for any waste of the Property by any lessee under any of the Leases or any other person, or for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any lessee, licensee, employee or stranger, unless the same shall have been found by a court of competent jurisdiction to have been due to the gross negligence or willful misconduct of Mortgagee.

25.

DEFAULT. The following shall each constitute an event of default ("Event of Default"):

(a)

The occurrence of an “Event of Default” under the Note.

(b)

Failure of Borrower within the time required by this Instrument to make any payment for taxes, insurance or for reserves for such payments, or any other payment necessary to prevent filing of or discharge of any lien, and such failure shall continue for a period of ten (10) days after written notice is given to Borrower by Mortgagee specifying such failure.

(c)

Failure by Borrower or any guarantor of the Loan to observe or perform its obligations to Mortgagee on or with respect to any transactions, debts, undertakings or agreements other than the transaction evidenced by the Note, following the giving of any notice required thereunder and/or the expiration of any applicable period of grace provided thereby.

(d)

Failure of Borrower to make any payment or perform any obligation under any superior liens or encumbrances on the Property, within the time required thereunder, or commencement of any suit or other action to foreclose any superior liens or encumbrances.

(e)

Failure by Borrower to observe or perform any of its obligations under any of the Leases, following the giving of any notice required thereunder and/or the expiration of any applicable period of grace provided thereby.

(f)

The Property is transferred or any agreement to transfer any part or interest in the Property in any manner whatsoever is made or entered into without the prior written consent of Mortgagee, except as specifically allowed under this Instrument, including without limitation creating or allowing any subordinate liens on the Property or leasing any portion of the Property.

(g)

Filing by Borrower of a voluntary petition in bankruptcy or filing by Borrower of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the seeking, consenting to, or acquiescing by Borrower in the appointment of any trustee, receiver, custodian, conservator or liquidator for Borrower, any part of the Property, or any of the Rents of the Property, or the making by Borrower of any general assignment for the benefit of creditors, or the inability of or failure by Borrower to pay its debts generally as they become due, or the insolvency on a balance sheet basis or business failure of Borrower, or the making or suffering of a preference within the meaning of federal bankruptcy law or the making of a fraudulent transfer under applicable federal or state law, or concealment by Borrower of any of its property in fraud of creditors, or the imposition of a lien upon any of the property of Borrower which is not discharged in the manner permitted by Section 4 of this Instrument, or the giving of notice by Borrower to any governmental body of insolvency or suspension of operations.

(h)

Filing of a petition against Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or the appointment of any trustee, receiver, custodian, conservator or liquidator of Borrower, of any part of the Property or of any of the Rents of the Property, unless such petition shall be dismissed within sixty (60) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition.

(i)

The institution of any proceeding for the dissolution or termination of Borrower voluntarily, involuntarily, or by operation of law, unless such proceeding shall be dismissed within sixty (60) days after such filing, but in any event prior to the entry of an order, judgment or decree for relief.

(j)

A material adverse change occurs in the assets, liabilities or net worth of Borrower from the assets, liabilities or net worth of Borrower previously disclosed to Mortgagee causing Borrower's tangible net worth to fall below Fifty-Five Million Dollars ($55,000,000).

(k)

Any warranty, representation or statement furnished to Mortgagee by or on behalf of Borrower under the Note, this Instrument, any of the other Loan Documents or the Indemnity, shall prove to have been false or misleading in any material respect when made.

(l)

Failure of Borrower to observe or perform any other covenant or condition contained herein and such default shall continue for thirty (30) days after notice is given to Borrower specifying the nature of the failure, or if the default cannot be cured within such applicable cure period, Borrower fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions; provided, however, that no notice of default and no opportunity to cure shall be required with respect to defaults under Section 17 hereof or if during the prior twelve (12) months Mortgagee has already sent more than one (1) notice to Borrower concerning default in performance of the same obligation.

(m)

Failure of Borrower to observe or perform any other obligation under any other Loan Document or the Indemnity when such observance or performance is due, and such failure shall continue beyond the applicable cure period set forth in such Loan Document, or if the default cannot be cured within such applicable cure period, Borrower fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions. No notice of default and no opportunity to cure shall be required if during the prior twelve (12) months Mortgagee has already sent more than one (1) notice to Borrower concerning default in performance of the same obligation.

(n)

Borrower's abandonment of the Property.

(o)

Any of the events specified in (g) - (j) above shall occur with respect to any tenant of the Property, with respect to any guarantor of any of Borrower's obligations in connection with the Indebtedness or with respect to any guarantor of any tenant's obligations relating to the Property, or such guarantor dies or is declared legally incompetent.

26.

RIGHTS AND REMEDIES ON DEFAULT.

26.1.

Remedies. Upon the occurrence of any Event of Default and at any time thereafter, Mortgagee may exercise any one or more of the following rights and remedies:

(a)

Mortgagee may declare all sums secured by this Instrument immediately due and payable, including any Prepayment Fee which Borrower would be required to pay.

(b)

Mortgagee shall have the right to foreclose this Instrument in accordance with applicable law.

(c)

In the event of any foreclosure, to the extent permitted by applicable law, Mortgagee will be entitled to a judgment which will provide that if the foreclosure sale proceeds are insufficient to satisfy the judgment, execution may issue for any amount by which the unpaid balance of the obligations secured by this Instrument exceeds the net sale proceeds payable to Mortgagee.

(d)

With respect to all or any part of the Property that constitutes personal property, Mortgagee shall have all rights and remedies of secured party under the Uniform Commercial Code.

(e)

Mortgagee shall have the right to have a receiver appointed to take possession of any or all of the Property, with the power to protect and preserve the Property, to operate the Property preceding foreclosure or sale, to collect all the Rents from the Property and apply the proceeds, over and above cost of the receivership, against the sums due under this Instrument, and to exercise all of the rights with respect to the Property described in Section 24 above. The receiver may serve without bond if permitted by law. To the extent permitted by law, Mortgagee's right to the appointment of a receiver shall exist whether or not apparent value of the Property exceeds the sums due under this Instrument by a substantial amount. Employment by Mortgagee shall not disqualify a person from serving as a receiver.

(f)

In the event Borrower remains in possession of the Property after the Property is sold as provided above or Mortgagee otherwise becomes entitled to possession of the Property upon default of Borrower, Borrower shall become a tenant at will of Mortgagee or the purchaser of the Property and shall pay a reasonable rental for use of the Property while in Borrower's possession.

(g)

Mortgagee shall have any other right or remedy provided in this Instrument, the Note, or any other Loan Document or instrument delivered by Borrower in connection therewith, or available at law, in equity or otherwise.

(h)

Mortgagee shall have all the rights and remedies set forth in Sections 23 and 24.

26.2.

Sale of the Property. In exercising its rights and remedies, Mortgagee may, at Mortgagee's sole discretion, cause all or any part of the Property to be sold as a whole or in parcels, and certain portions of the Property may be sold without selling other portions. Mortgagee may bid at any public sale on all or any portion of the Property.

26.3.

Notice of Sale. Mortgagee shall give Borrower reasonable notice of the time and place of any public sale of any personal property or of the time after which any private sale or other intended disposition of the personal property is to be made. Reasonable notice shall mean notice given in accordance with applicable law, including notices given in the manner and at the times required for notices in a nonjudicial foreclosure.

26.4.

Waiver; Election of Remedies. A waiver by either party of a breach of a provision of this Instrument shall not constitute a waiver of or prejudice the party's right otherwise to demand strict compliance with that provision or any other provision. Election by Mortgagee to pursue any remedy shall not exclude pursuit of any other remedy, and all remedies of Mortgagee under this Instrument are cumulative and not exclusive. An election to make expenditures or take action to perform an obligation of Borrower shall not affect Mortgagee's right to declare a default and exercise its remedies under this Instrument.

27.

SATISFACTION OF MORTGAGE. Upon payment of all sums secured by this Instrument, Mortgagee shall execute a satisfaction (or at Borrower’s option, an assignment) of this Instrument and shall surrender this Instrument and all notes evidencing Indebtedness secured by this Instrument to the person or persons legally entitled thereto. Such person or persons shall pay Mortgagee's costs incurred in connection with satisfaction or assignment of this Instrument. Mortgagee will charge a service fee in accordance with its then-current schedule or servicing fees if an assignment is requested.

28.

FUTURE ADVANCES. This Instrument is given to secure not only existing indebtedness, but also future advances, whether such advances are obligatory or are to be made at the option of Mortgagee, or otherwise, as are made within twenty (20) years from the date hereof, to the same extent as if such future advances were made on the date of the execution of this Instrument. The total amount of indebtedness that may be so secured may not exceed twice the face amount of the Note, plus interest thereon.

29.

USE OF PROPERTY. The Property is not currently used for agricultural, farming, timber or grazing purposes. Borrower warrants that this Instrument is and will at all times constitute a commercial mortgage, as defined under appropriate state law.

30.

IMPOSITION OF TAX BY STATE.

30.1.

State Taxes Covered. The following constitute state taxes to which this Section applies:

(a)

A specific tax upon mortgages or upon all or any part of the indebtedness secured by a mortgage.

(b)

A specific tax on a mortgagor which the taxpayer is authorized or required to deduct from payments on the indebtedness secured by a mortgage.

(c)

A tax on a mortgage chargeable against the mortgagee or the holder of the note secured.

(d)

A specific tax on all or any portion of the indebtedness or on payments of principal and interest made by a mortgagor.

30.2.

Remedies. If any state tax to which this Section applies is enacted subsequent to the date of this Instrument, this shall have the same effect as an Event of Default, and Mortgagee may exercise any or all of the remedies available to it unless the following conditions are met:

(a)

Borrower may lawfully pay the tax or charge imposed by state tax, and

(b)

Borrower pays the tax or charge within thirty (30) days after notice from Mortgagee that the tax has been levied.

31.

ATTORNEYS' FEES. In the event suit or action is instituted to enforce or interpret any of the terms of this Instrument (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal whether or not taxable as costs, or in any bankruptcy proceeding including, without limitation, attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses. Whether or not any court action is involved, all reasonable expenses, including but not limited to the costs of searching records, obtaining title reports, surveyor reports, and title insurance, incurred by Mortgagee that are necessary at any time in Mortgagee's opinion for the protection of its interest or enforcement of its rights shall become a part of the Indebtedness payable on demand and shall bear interest from the date of expenditure until repaid at the interest rate as provided in the Note. The term "attorneys' fees" as used in the Loan Documents shall be deemed to mean such fees as are reasonable and are actually incurred.

32.

GOVERNING LAW; SEVERABILITY. This Instrument shall be governed by the law of the State of Florida applicable to contracts made and to be performed therein (excluding choice-of-law principles). In the event that any provision or clause of this Instrument or the Note conflicts with applicable law, such conflict shall not affect other provisions of this Instrument or the Note which can be given effect without the conflicting provision, and to this end the provisions of this Instrument and the Note are declared to be severable.

33.

TIME OF ESSENCE. Time is of the essence of this Instrument.

34.

CHANGES IN WRITING. This Instrument and any of its terms may only be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any agreement subsequently made by Borrower or Mortgagee relating to this Instrument shall be superior to the rights of the holder of any intervening lien or encumbrance.

35.

NO OFFSET. Borrower's obligation to make payments and perform all obligations, covenants and warranties under this Instrument and under the Note shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation any setoff, counterclaim, abatement, suspension, recoupment, deduction, defense or other right that Borrower or any guarantor may have or claim against Mortgagee or any entity participating in making the loan secured hereby. The foregoing provisions of this section, however, do not constitute a waiver of any claim or demand which Borrower or any guarantor may have in damages or otherwise against Mortgagee or any other person, or preclude Borrower from maintaining a separate action thereon; provided, however, that Borrower waives any right it may have at law or in equity to consolidate such separate action with any action or proceeding brought by Mortgagee.

36.

WAIVER OF JURY TRIAL. BORROWER AND MORTGAGEE HEREBY KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVE ANY AND ALL RIGHTS THAT EACH PARTY TO THIS INSTRUMENT MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR THE STATE OF FLORIDA, TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT, THE LOAN DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED THEREBY OR RELATED THERETO. IT IS INTENDED THAT THIS WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, CLAIMS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING. BORROWER UNDERSTANDS THAT THIS WAIVER IS A WAIVER OF A CONSTITUTIONAL SAFEGUARD, AND EACH PARTY INDIVIDUALLY BELIEVES THAT THERE ARE SUFFICIENT ALTERNATE PROCEDURAL AND SUBSTANTIVE SAFEGUARDS, INCLUDING, A TRIAL BY AN IMPARTIAL JUDGE, THAT ADEQUATELY OFFSET THE WAIVER CONTAINED HEREIN.

37.

MAXIMUM INTEREST CHARGES. Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, in no event shall Mortgagee be entitled to receive interest on the loan secured by this Instrument (the "Loan") in amounts which, when added to all of the other interest charged, paid to or received by Mortgagee on the Loan, causes the rate of interest on the Loan to exceed the highest lawful rate. Borrower and Mortgagee intend to comply with the applicable law governing the highest lawful rate and the maximum amount of interest payable on or in connection with the Loan. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Loan, or if acceleration of the final maturity date of the Loan or if any prepayment by Borrower results in Borrower having paid or demand having been made on Borrower to pay, any interest in excess of the amount permitted by applicable law, then all excess amounts theretofore collected by Mortgagee shall be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, such excess amounts shall be refunded to Borrower), and the provisions of the Note, this Instrument and any demand on Borrower shall immediately be deemed reformed and the amounts thereafter collectible thereunder and hereunder shall be reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and hereunder. The right to accelerate the final maturity date of the Loan does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread through the full term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the applicable usury ceiling. By execution of this Instrument, Borrower acknowledges that it believes the Loan to be nonusurious and agrees that if, at any time, Borrower should have reason to believe that the Loan is in fact usurious, it will give Mortgagee written notice of its belief and the reasons why Borrower believes the Loan to be usurious, and Borrower agrees that Mortgagee shall have ninety (90) days following its receipt of such written notice in which to make appropriate refund or other adjustment in order to correct such condition if it in fact exists.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, Borrower has caused this Instrument to be executed under seal by its duly authorized officer as of the day and year first written above.

BORROWER:

Signed, sealed and delivered this 27th day of December 2005 in the presence of:	PARLUX FRAGRANCES, INC., a Delaware corporation
	By:	/s/ FRANK A. BUTTACAVOLI
/s/ JOSEPH B. REISMAN		Frank A. Buttacavoli, Executive Vice President
Signature of First Witness
[SEAL]
/s/ JOSEPH B. REISMAN
Typed Name of First Witness

/s/ VIRGINIA T. ALMAGUER
Signature of Second Witness

/s/ VIRGINIA T. ALMAGUER
Typed Name of Second Witness

EXHIBITS:

Exhibit A -Description of Property

Exhibit B - Promissory Note

Schedule 1 - Permitted Exceptions

STATE OF FLORIDA

)

)

COUNTY OF MIAMI-DADE

)

ACKNOWLEDGMENT

The foregoing instrument was acknowledged before me this December 27th, 2005, by Frank A. Buttacavoli, as Executive Vice President of Parlux Fragrances, Inc., a Delaware corporation, on behalf of the corporation. He is personally known to me or has produced his driver's license as identification. He (_) did (X) did not take an oath.

/s/ VIRGINIA T. ALMAGUER DELACERDA
(Signature of person taking acknowledgment)

/s/ VIRGINIA T. ALMAGUER DELACERDA
(Name typed, printed or stamped)

Notary Public – State of Florida
(Title or rank)

DD431883 Exp.: 6/17/2009
(Serial number, if any)

[NOTARIAL SEAL]

Loan No.: 6321202-001

EXHIBIT A

(13700 NW 2nd Street, Sunrise, Broward County, Florida)

Legal Description:

Loan No.: 6321202-001

EXHIBIT B

(13700 NW 2nd Street, Sunrise, Broward County, Florida)

PROMISSORY NOTE

(Fixed Rate)

(13700 NW 2nd Street, Sunrise, Broward County, Florida)

$12,750,000.00

December 29, 2005

FOR VALUE RECEIVED, PARLUX FRAGRANCES, INC., a Delaware corporation ("Borrower"), promises to pay to the order of GE COMMERCIAL FINANCE BUSINESS PROPERTY CORPORATION, a Delaware corporation ("Payee"; Payee and any subsequent holder of this Promissory Note (this “Note”) being referred to herein as “Holder”), at Payee's office at 10900 Northeast Fourth Street, Suite 500, Bellevue, Washington 98004, attention: Middle Market Risk, or at such other address as Holder may from time to time designate in writing, the principal sum of Twelve Million Seven Hundred Fifty Thousand and no hundredths Dollars ($12,750,000.00) together with interest from the date the proceeds of the loan (the "Loan") evidenced by this Note are initially disbursed (including, without limitation, disbursement into an escrow for the benefit of Borrower) until Maturity (as defined below) on the principal balance from time to time remaining unpaid hereon at the rate of five and eighty-seven hundredths percent (5.87%) per annum (computed on the basis of a 360-day year consisting of twelve (12) consecutive thirty (30)-day months) in installments as follows: (i) interest only in advance at the rate of $2,078.96 per day shall be due and payable on the date the proceeds of the Loan are initially disbursed to or for the benefit of Borrower for the period from the date of such disbursement to and including the last day of the month during which such disbursement occurs, and (ii) one hundred seventy-nine (179) installments of principal and interest in the amount of $106,698.33 each shall be payable commencing on February 1, 2006, and continuing on the first day of each and every succeeding month until January 1, 2021 (“Maturity”), at which time all then unpaid principal and interest hereon shall be due and payable.

All payments of the principal and interest on this Note shall be made in coin or currency of the United States of America which at the time shall be the legal tender for the payment of public and private debts.

If any payment (other than the final, balloon payment, if any) shall not be received by Holder within ten (10) days after its due date, Borrower shall pay an additional charge equal to five percent (5.00%) of the delinquent payment or the highest additional charge permitted by law, whichever is less. A late charge of $1,000.00 will be assessed with respect to any delinquent balloon payment.

Upon payment of a “Prepayment Fee” (as described below), Borrower shall have the right to prepay all, but not less than all, of the outstanding balance of this Note on any regularly scheduled principal and interest payment date. The Prepayment Fee shall be equal to the greater of one percent (1.0%) of the outstanding principal balance, or the positive difference, if any, between (i) the present value as of the date of prepayment of all scheduled future installments of principal and interest due under this Note and (ii) the outstanding principal balance of this Note on the date of prepayment. All present values shall be calculated using a discount rate equal to the weekly average yield reported by the Federal Reserve Board in Federal Reserve Statistical Release H.15 [519] as of the Friday immediately preceding the week in which the prepayment is made for U.S. Treasury Constant Maturities having a maturity equal to the remaining average life (rounded to the nearest published maturity) of the Loan. If the Federal Reserve Board ceases to publish Statistical Release H.15 [519], then the weekly average yield for U.S. Treasury Constant Maturities will be determined from another source designated by Holder in its sole discretion. For repayments made during the last 90 days prior to Maturity, no Prepayment Fee shall apply, unless an Event of Default shall have occurred and remains uncured.

If Holder at any time accelerates this Note after an Event of Default (defined below), then Borrower shall be obligated to pay the Prepayment Fee in accordance with the foregoing schedule. The Prepayment Fee shall not be payable in the case of an assumption of the Loan (if permitted by Holder pursuant to the terms of the Security Instrument (as hereinafter defined)), nor with respect to condemnation awards or insurance proceeds from fire or other casualty which Holder applies to prepayment, nor with respect to Borrower's prepayment of the Note in full during the last 90 days of the term of this Note unless an Event of Default has occurred and remains uncured. Borrower expressly acknowledges that such Prepayment Fee is not a penalty but is intended solely to compensate Holder for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by Holder.

The Loan is secured, in part, by a certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (the "Security Instrument") covering the real property and other assets (the "Property") described therein, and by certain other documents executed and delivered in connection herewith (this Note, the Security Instrument and such other documents are collectively called the "Loan Documents").

Holder shall have full recourse against Borrower for all sums due under this Note and for all the representations, warranties, indemnities and covenants in the Security Instrument and all other Loan Documents.

Each of the following shall constitute an Event of Default ("Event of Default") hereunder and under the Security Instrument:

(a)

Failure of Holder to receive any payment of principal, interest, or Prepayment Fee upon this Note when due, and such failure shall continue for ten (10) days after written notice is given by Holder to Borrower of the same; or

(b)

The occurrence of an “Event of Default” as defined in any Loan Document (other than this Note).

Upon the occurrence of any Event of Default, Holder shall have the option to declare the entire amount of principal and interest due under this Note immediately due and payable without notice or demand, and Holder may exercise any of its rights under this Note and any document executed or delivered herewith. After acceleration or Maturity, Borrower shall pay interest on the outstanding principal balance of this Note at the rate of fifteen percent (15.00%) per annum or the maximum interest rate permitted by law, whichever is less (the “Default Rate”).

If this Note is placed in the hands of an attorney for collection, Borrower shall pay reasonable attorneys' fees and costs incurred by Holder in connection therewith, and in the event suit or action is instituted to enforce or interpret this Note (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before or after trial and on appeal, whether or not taxable as costs, or in any bankruptcy proceeding, or in connection with post-judgment collection efforts, including, without limitation, reasonable attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

This Note shall be governed and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein (excluding choice-of-law principles). Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Florida in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note, and hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

This Note is given in a commercial transaction for business purposes.

This Note may be declared due prior to its expressed Maturity, all in the events, on the terms, and in the manner provided for in the Security Instrument.

Borrower and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices except those for which the Loan Documents expressly provide, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that Holder shall not be required to first institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (iv) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by Holder with any person now or hereafter liable for the payment of this Note, even if Borrower is not a party to such agreement.

All agreements between Borrower and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Holder exceed the maximum amount permissible under the applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum amount permissible under applicable law, the interest payable to Holder shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the outstanding principal balance hereof, or if such excessive amount of interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. Holder expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law. This paragraph shall control all agreements between Borrower and Holder.

WAIVER OF JURY TRIAL. BORROWER AND PAYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVE ANY AND ALL RIGHTS THAT EACH PARTY TO THIS NOTE MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR THE STATE OF FLORIDA, TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE, THE LOAN DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED THEREBY OR RELATED THERETO. IT IS INTENDED THAT THIS WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, CLAIMS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING. BORROWER UNDERSTANDS THAT THIS WAIVER IS A WAIVER OF A CONSTITUTIONAL SAFEGUARD, AND EACH PARTY INDIVIDUALLY BELIEVES THAT THERE ARE SUFFICIENT ALTERNATE PROCEDURAL AND SUBSTANTIVE SAFEGUARDS, INCLUDING, A TRIAL BY AN IMPARTIAL JUDGE, THAT ADEQUATELY OFFSET THE WAIVER CONTAINED HEREIN.

[NO FURTHER TEXT ON PAGE.]

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

TIME IS OF THE ESSENCE HEREUNDER.

FLORIDA DOCUMENTARY TAX HAS BEEN PAID AND PROPER STAMPS AFFIXED TO THE MORTGAGE SECURING REPAYMENT OF THE INDEBTEDNESS EVIDENCED HEREBY RECORDED IN BROWARD COUNTY, FLORIDA.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officer under seal as of the year and day first written above.

BORROWER:

PARLUX FRAGRANCES, INC.,

a Delaware corporation

By:

/s/ Frank A. Buttacavoli

Frank A. Buttacavoli, Executive President

[SEAL]

Loan No: 6321202-001

SCHEDULE 1

(13700 NW 2nd Street, Sunrise, Broward County, Florida)

Permitted Exceptions: